EXHIBIT 4(d)


                 Amendment No. 1 to Giga Information Group, Inc.
                            1997 Director Option Plan


         The Giga Information Group, Inc. 1997 Director Plan (the "Director Plan") is hereby amended in the following respects, effective as of March 29, 2000:

I. Section 3 of the Director Plan is hereby amended in its entirety to read as follows:

         "3.  Participation in the Plan.
              -------------------------

                  Directors of the Company who are not full-time employees of the Company or any subsidiary of the Company ("Non-Employee Directors") shall be eligible to receive options under the Plan."

II. Section 4(a) of the Director Plan is hereby amended in its entirety to read as follows:

         "4.  Stock Subject to the Plan.
              --------------------------

                  (a) The maximum number of shares of the Company's Common Stock, $.001 par value per share ("Common Stock"), which may be issued under the Plan shall be 300,000 shares, subject to adjustment as provided in Section 7."

III. Section 5(a) of the Director Plan is hereby amended in its entirety to read as follows:

         "5.  Terms, Conditions and Form of Options.
              -------------------------------------

                  Each option granted under the Plan shall be evidenced by a written agreement in such form as the Board of Directors shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions:

                  (a) Option Grant Dates. Options shall automatically be granted to all Non-Employee Directors as follows:

                           (i) On July 1 of each year, commencing on July 1, 2000, options to purchase 10,000 shares of Common Stock will be granted to each Non-Employee Director of the Company then serving as a Non-Employee Director (subject to reduction on a pro rata basis to the extent there are insufficient shares available under the Plan);

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                           (ii) In addition to the options granted pursuant to
         Subsection 5(a)(i) above, options to purchase 25,000 shares of Common Stock will be granted to each Non-Employee Director who first becomes a Non-Employee Director coincident with, or after, the date the amendments to this Plan are first approved by the Stockholders of the Company, upon such Non-Employee Director's initial election to the Board of Directors;

                           (iii) On the date of the Company's 2000 Annual Meeting of Stockholders, each Non-Employee Director then serving as a Non-Employee Director who was granted options to purchase 2,000 shares of Common Stock upon his initial election to the Board of Directors will be granted options to purchase 23,000 shares of Common Stock; and

                           (iv) On the date of the Company's 2000 Annual Meeting of Stockholders, each Non-Employee Director then serving as a Non-Employee Director who was not granted options to purchase 2,000 shares of Common Stock upon his initial election to the Board of Directors will be granted options to purchase 25,000 shares of Common Stock."




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